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                                                                 Exhibit (a)(ii)

                     SECURITY EQUITY LIFE INSURANCE COMPANY

                   CONSENT BY MEMBERS OF INVESTMENT COMMITTEE
                                 TO RESOLUTIONS
                   IN LIEU OF MEETING AS OF DECEMBER 30, 1994

         The undersigned, being all of the members of the Investment Committee of the Board of Directors of Security Equity Life Insurance Company, a stock life insurance company organized under the laws of the State of New York, acting pursuant to the By-Laws of the corporation and Section 708 of the Business Corporation Law of New York, hereby consent to the adoption of the following resolutions so that each shall have the same force and effect as if adopted by unanimous vote at a meeting of the Committee duly held:

                            RESOLUTIONS ESTABLISHING
                     SECURITY EQUITY LIFE INSURANCE COMPANY
                               SEPARATE ACCOUNT 13

"BE IT RESOLVED, that Security Equity Life Insurance Company (hereinafter the "Company"), pursuant to the provisions of New York Insurance Law, hereby establishes a separate account designated "Separate Account 13" (hereinafter referred to as the "Separate Account" or "Account") for the following use and purposes, and subject to the conditions set forth below:

RESOLVED FURTHER, that the Separate Account shall be established for the purpose of providing for the issuance by the Company of such variable life insurance or such other contracts (hereinafter the "Contracts") as the Company may designate for such purpose, and shall constitute a segregated asset account into which are allocated amounts paid to or held by the Company under such contracts; and

RESOLVED FURTHER, that the income, gains, and losses, whether or not realized, from assets allocated to the Separate Account shall, in accordance with the Contracts, be credited to or charged against such Account without regard to other income, gains, or losses of the Company; and

RESOLVED FURTHER, that to the extent so provided under the Contracts, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities of such Account shall not be chargeable with liabilities arising out of any other business the Company may conduct; and

RESOLVED FURTHER, that the investments underlying the Separate Account shall at all times be adequately diversified pursuant to the applicable sections of the Internal Revenue Code and regulations promulgated thereunder in order to maintain treatment of the Contracts as variable contracts for federal income tax purposes; and

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RESOLVED FURTHER, that the Separate Account shall invest or reinvest its assets only in securities issued by investment companies registered under the Investment Company Act of 1940; and

RESOLVED FURTHER, that specialized investment divisions shall be established within the Separate Account to which net payments under the Contracts will be allocated in accordance with instructions received from the owners of such Contracts, and that the Company is hereby authorized to create such divisions and to increase, or decrease, the number of investment divisions as it deems necessary or appropriate; and

RESOLVED FURTHER, that each such investment division shall invest only in the shares of a single mutual fund or a single mutual fund portfolio of an investment company organized as a series fund pursuant to the Investment Company Act of 1940; and

RESOLVED FURTHER, that the investment policy of each such investment division shall be as set forth in the document entitled "Attachment A to Proposed Method of Operating the Separate Account", as amended to be filed with the New York State Insurance Department with respect to such Account, a copy of which is attached hereto (hereinafter referred to as "Attachment"); and

RESOLVED FURTHER, that the appropriate officers of the Company, with such assistance from the Company's auditors, legal counsel, and others as they may require, be, and they hereby are, authorized and directed to take all action necessary to: (a) register such Separate Account as a unit investment trust under the Investment Company Act of 1940, as amended; (b) register the Contracts in such amounts, which may be an indefinite amount, as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933; (c) to establish procedures under which the Company shall, pursuant to the requirements of applicable federal or state securities laws, provide the owners of the Contracts with pass-through voting rights for securities held in such Separate Account; and (d) take all other actions which are necessary in connection with the offering of the Contracts for sale and the operation of the Separate Account in order to comply with all applicable federal and state securities and insurance laws; and

RESOLVED FURTHER, that the President of the Company is hereby authorized to execute such agreement or agreements as deemed necessary and appropriate (a) with Walnut Street Securities, Inc. (Walnut Street) or another qualified broker-dealer under which Walnut Street or such other broker-dealer will be appointed principal underwriter and distributor for the Contracts; and (iii) with one or more qualified banks or other qualified entities to provide administrative and/or custodial services in connection with the establishment and maintenance of the Separate Account and the design, issuance, and administration of the Contracts; and

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized to execute such agreement or agreements as may be necessary or appropriate to enable the Separate Account to invest in shares of the mutual fund portfolios designated in the Attachment(s) hereto; and

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RESOLVED FURTHER, that the appropriate officers of the Company, and each of them are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof."

         IN WITNESS WHEREOF, we members of the Investment Committee of the Board of Directors of Security Equity Life Insurance Company have signed this unanimous Consent, effective as of December 30, 1994. We direct that this Consent be filed with the minutes of the corporation.

/s/ James R. Eisesser                             /s/ Timothy C. Nicholson
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    James R. Eisesser                                 Timothy C. Nicholson

/s/ Leonard M. Rubenstein                         /s/ H. Edwin Trusheim
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    Leonard M. Rubenstein                             H. Edwin Trusheim

/s/ David D. Holbrook
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    David D. Holbrook